UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                     SEC File Number: 333-137174
                                                         CUSIP Number: 875100109

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

      (Check One): [_] Form 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q
                   [_] Form 10-D  [_] Form N-SAR [_] Form N-CSR

                  For Period Ended: December 31, 2007

                   [_]   Transition Report on Form 10-K
                   [_]   Transition Report on Form 20-F
                   [_]   Transition Report on Form 11-K
                   [_]   Transition Report on Form 10-Q
                   [_]   Transition Report on Form N-SAR

                   For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION


Tamm Oil and Gas Corp
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Full Name of Registrant

Hola Communications, Inc.
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Former Name if Applicable

Suite 460, 734 - 7 Ave SW
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Address of Principal Executive Office (Street and Number)

Calgary, AB, Canada T2P3P8
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N- CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company's financial statements for its fiscal quarter ended December 31, 2007 have been submitted to its independent accountant for review and will be filed after the review process has been completed. The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007 will be filed on or before the 5th calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  Wiktor Musial                    (403)                        975-9399
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     (Name)                      (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [_] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                             Tamm Oil and Gas Corp.
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  February 14, 2008                   By:  /s/ Wiktor Musial
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                                           Its: Chief Executive Officer